Exhibit 10.1

January 21, 2026

From: Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Telephone: [***]

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Telephone: [***]

To: WhiteFiber, Inc.

31 Hudson Yards, Floor 11, Suite 20

New York, NY 10001

Telephone: [***]

Re: Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (“Agent”) and WhiteFiber, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction. Dealer is not a member of the Securities Investor Protection Corporation. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For the avoidance of doubt, references herein to sections of the Purchase Agreement (the “Purchase Agreement”), dated January 21, 2026, among Counterparty and Barclays Capital Inc. and B. Riley Securities, Inc, as representatives of the Initial Purchasers thereto (the “Initial Purchasers”), are based on the draft of the Purchase Agreement most recently reviewed by the parties at the time of execution of this Confirmation. Certain defined terms used herein are based on terms that are defined in the Preliminary Offering Memorandum, dated January 21, 2026 (the “Offering Memorandum”), relating to the 4.50% Convertible Senior Notes due 2031 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 210,000,000 (as increased by up to an aggregate principal amount of USD 20,000,000 if and to the extent that the Initial Purchasers exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement) pursuant to an Indenture to be dated on or about January 26, 2026.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.	This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (b) the agreement of the parties hereto that, following the payment of the Premium and the delivery to Dealer of the opinions of counsel as required pursuant to Section 5(a), the condition precedent in Section 2(a)(iii) of the Agreement shall not apply to a payment or delivery owing by Dealer to Counterparty (it being understood that such condition precedent will continue to apply and this clause (b) will have no effect with respect to a Potential Event of Default, Event of Default and/or Early Termination Date arising under, or with respect to, Section 5(a)(ii) or 5(a)(iv) of the Agreement and (c) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to Counterparty and shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 21, 2026

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	Class A ordinary shares, par value USD 0.01, of Counterparty (Ticker Symbol: “WYFI”)

Number of Options:	5,905,511. For the avoidance of doubt, the Number of Options shall be reduced by the number of any Options settled pursuant to Early Settlement (as defined below) or exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	One. For the avoidance of doubt, the Option Entitlement shall be subject to adjustment from time to time, as described under “Method of Adjustment” below.

Number of Shares:	As of any date, the product of the Number of Options and the Option Entitlement.

Strike Price:	USD 0.00

Premium:	USD 119,999,983.52

Premium Payment Date:	January 26, 2026

Exchange(s):	The Nasdaq Capital Market, or any successor to such exchange or quotation system.

Related Exchange(s):	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Averaging Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.” Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion and in good faith, based on the advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for Dealer, that are generally applicable in similar situations and applied in a non-discriminatory manner, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines, in its commercially reasonable discretion, that such failure will not have a material adverse impact on Dealer’s ability to unwind any related hedging transactions related to the Transaction.”.

Non-Disrupted Day:	An Exchange Business Day that is not a Disrupted Day.

Procedure for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	The 40 Non-Disrupted Day following February 1, 2031

Automatic Exercise:	Applicable

Valuation:

Valuation Time:	At the close of trading on the Exchange, without regard to extended or after hours trading.

Valuation Date:	The Expiration Date, subject to “Early Settlement” below.

Averaging Dates:	The 40 consecutive Non-Disrupted Days commencing on, and including, February 1, 2031, subject to “Early Settlement” below.

Averaging Date Disruption:	Modified Postponement; provided that, notwithstanding anything to the contrary in the Equity Definitions and in addition to the provisions of Section 6.7(c)(iii) of the Equity Definitions, if any Averaging Date is a Disrupted Day, the Calculation Agent may, in its commercially reasonable discretion, for each Averaging Date that is a Disrupted Day, assign the Scheduled Trading Date immediately after the then last Averaging Date to be an additional Averaging Date.

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Not applicable.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions or this Confirmation, in satisfaction of any Share delivery obligation it may have under the Transaction, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Physical Settlement:	Applicable; provided that, in the case of any Early Settlement, the terms of “Early Settlement” set forth in Section 5(h) shall apply.

Settlement Date:	The date that is one Settlement Cycle immediately following the Valuation Date.

Other Applicable Provisions in Respect of Physical Settlement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, deemed to be surrendered by Dealer to Counterparty for no consideration in accordance with section 37B of the Companies Act (Revised) of the Cayman Islands, (ii) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in the case of any dividend or distribution of the type described in Sections 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions, the Calculation Agent shall make a proportional adjustment to the Number of Shares to reflect such dividend or distribution.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the Expiration Date (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).

Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequences of Merger Events:

(a) Share-for-Share	Modified Calculation Agent Adjustment

(b) Share-for-Other	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined	Component Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”.

Consequences of Tender Offers:

(a) Share-for-Share	Modified Calculation Agent Adjustment

(b) Share-for-Other	Modified Calculation Agent Adjustment

(c) Share-for-Combined	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	If, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares may include) shares of an entity or person that is not (1) a corporation or an entity that is treated as a corporation for U.S. federal income tax purposes or (2) registered or incorporated under the laws of the Cayman Islands or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation or an entity that is treated as a corporation for U.S. federal income tax purposes registered or incorporated under the laws of the Cayman Islands, then, in any case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s commercially reasonable election.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its commercially reasonable discretion, determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination).

The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ’“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or their respective successors)”. If the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Section 12.1(l) of the Equity Definitions is hereby amended by deleting subsection (v) thereof in its entirety and replacing it with “(v) in the case of an Insolvency, the date of (A) the institution of a proceeding or presentation of a petition or the passing of a resolution (or the convening of a meeting to pass a resolution or the proposing of a written resolution) (in each case the occurrence of which shall be deemed its announcement) that leads to an Insolvency within the meaning of subsection (A) of the definition thereof, (B) the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to the Insolvency or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer (provided that the period for dismissal, discharge, stay or restraint therein shall be increased from “within 15 days” to “within 30 days)”.

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(A)” after “means” in the first line thereof and replacing “(A)” and “(B)” in the third and fourth lines thereof with “(1)” and “(2)” respectively, (2) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, (3) inserting at the end of renumbered subsection (2) thereof the following wording, “or, under the laws of the Cayman Islands, any other jurisdiction or otherwise, any other impediment to or restriction on the transfer of any Share arises or becomes applicable including, without limitation, where (x) any transfer of a Share or alteration of the status of the members of the Issuer would be void unless a court of the Cayman Islands or any other jurisdiction orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s members, would be void” and (4) deleting the semi-colon at the end of renumbered subsection (2) thereof and inserting the following words therefor “or (B) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer (provided that the period for dismissal, discharge, stay or restraint therein shall be increased from “within 15 days” to “within 30 days)”.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Dealer shall be the Hedging Party for all applicable events

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall make such determinations or calculations in good faith and in a commercially reasonable manner.

Information Rights:	Following any determination or calculation by the Determining Party, Hedging Party or Calculation Agent hereunder, the Determining Party, Hedging Party or Calculation Agent, as applicable, will, upon written request from Counterparty, promptly (but in any event within five Scheduled Trading Days) provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will the Determining Party, Hedging Party or Calculation Agent, as applicable, be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Hedging Adjustments:	For the avoidance of doubt, whenever the Determining Party, Hedging Party or Calculation Agent is permitted or required to make an adjustment or a determination of any amount pursuant to the terms of this Confirmation, the Equity Definitions or the Agreement to take into account the effect of any event, the Determining Party, Hedging Party or Calculation Agent, as the case may be, shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable Hedge Position.

Representations:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Additional Representations and Warranties of Counterparty:

Each of the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. In lieu of the representations set forth in Section 3(a) of the Agreement, Counterparty represents and warrants to Dealer on the date hereof and as of the Premium Payment Date that:

(a)	Counterparty (i) is duly incorporated and validly existing as an exempted company with limited liability under the laws of the Cayman Islands and is in good standing under such laws, and (ii) has all necessary corporate power and authority to execute, deliver and perform its obligations and exercise its rights in respect of the Transaction; such execution, delivery, performance and exercise have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	(i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; and (iii) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction.

(c)	Neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Dealer nor any of its affiliates is acting as agent, fiduciary, or advisor for Counterparty in connection with the Transaction.

(d)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations nor the exercise of rights of Counterparty hereunder will conflict with or result in a breach of the memorandum and articles of association or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(e)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(f)	The Transaction has been duly approved and authorized by Counterparty in accordance with its articles of association.

(g)	It is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

(h)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i)	Counterparty is not, on the date hereof and on each day pursuant to the terms hereof on which this representation is repeated or deemed repeated, aware of any material non-public information with respect to Counterparty or the Shares.

(j)	On and immediately after the Trade Date and the Premium Payment Date, (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (E) Counterparty would be able to purchase Shares with an aggregate purchase price equal to the Premium in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization, and (F) for the purposes of Cayman Islands law, Counterparty is able to pay its debts.

(k)	To the knowledge of Counterparty, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares (except for filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act); provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer or as required by Section 13 or Section 16 of the Exchange Act.

(l)	Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M (“Regulation M”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.

(m)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; (C) has total assets of at least USD 50 million; and (D) is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it (including as to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction) based upon its own judgment and upon advice from such advisers as it has deemed necessary (including legal, financial and accounting advisors).

(n)	Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(o)	The Transaction (A) is suitable for Counterparty, for its commercial benefit and in its best interests, in light of its own investment objectives, financial condition and expertise and (B) has been duly approved and authorized by the Counterparty in accordance with its articles of association.

(p)	The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

4.	Additional Mutual Representations and Warranties:

In addition to the representations set forth in the Agreement, each of Dealer and Counterparty further represents and warrants to the other party that as of the Trade Date that it is an “eligible contract participant” as the term is defined in the U.S. Commodity Exchange Act, as amended.

5.	Additional Covenants and Acknowledgements:

(a)	Counterparty shall deliver to Dealer (A) an opinion of U.S. counsel and (B) an opinion of Cayman counsel, each dated as of the Premium Payment Date, with respect to, among other things, the matters set forth in Sections 3(a) of the Agreement and Section 3(h) of this Confirmation, it being understood that such opinions of counsel shall be limited to the federal laws of the United States and the laws of the State of New York (in the case of clause (A) above) and the laws of the Cayman Islands (in the case of clause (B) above) and may contain customary limitations, exceptions and qualifications for transactions of the same type as the Transaction. Delivery of such opinions to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	(i) Counterparty shall not engage in any distribution as such term is used in Regulation M of any securities of Counterparty or otherwise permit the Shares to be subject to a restricted period, as such term is used in Regulation M, in each case, during the period (the “Restricted Period”) from, and including, the scheduled first Averaging Date to, and including, the Valuation Date (determined without regard to any Early Settlement); provided, for the avoidance of doubt, that the foregoing shall not apply with respect to any Early Settlement.

(ii) In connection with any Early Settlement, Counterparty shall notify Dealer, as soon as practicable, and in any event no later than the Exchange Business Day immediately following the Notice Date with respect to such Early Settlement, of any distribution or restricted period, as such terms are used in Regulation M with respect to any securities of Counterparty that is occurring on the date Counterparty delivers such notice to Dealer or that Counterparty expects at such time may occur on any Averaging Date or the Valuation Date relating to such Early Settlement. Counterparty acknowledges that any such distribution or restricted period may give rise to a Regulatory Disruption.

(c)	On the Trade Date, and on each day during the Restricted Period that is an Averaging Date or a Valuation Date, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(d)	In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

6.	Other Provisions:

(a)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, each in a manner that may be adverse to Counterparty.

(b)	Transfer.

(i)	Counterparty shall have the right to transfer or assign all or any of its rights and obligations hereunder with respect to all, or any, of the Options hereunder (such Options, the “Transfer Options”) to (x) any Affiliate of Counterparty with prior written consent of Dealer and (y) to any third party that is not an Affiliate of Counterparty with the prior written consent of Dealer, such consent not to be unreasonably withheld; provided that withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet any of the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(m) of this Confirmation;

(B)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any customary documentation by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(C)	Under the applicable law effective on the date of such transfer or assignment, (1) Dealer will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date or delivery date an amount or a number of Shares, as applicable, under Section 2(d)(i)(4) of the Agreement greater than the amount or the number of Shares, as applicable, that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment and (2) Dealer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Dealer would have received from Counterparty in the absence of such transfer or assignment;

(D)	No Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment;

(E)	Counterparty shall cause the transferee to make such tax representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (C) and (D) will not occur upon or after such transfer and assignment, including but not limited to providing tax documentation specified in Section 9(w) of this Confirmation and making the tax representations specified in Section 9(x) of this Confirmation on or prior to such transfer and at the other times specified in such Sections; and

(F)	Counterparty shall be responsible for all reasonable and documented costs and expenses, including reasonable documented out-of-pocket counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may, without Counterparty’s consent, transfer or assign all of its rights or obligations under the Transaction to any affiliate or branch of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer; provided that, in the case of any such transfer or assignment, under the applicable law effective on the date of such transfer or assignment, (I) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment; (II) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment or delivery date an amount or a number of Shares, as applicable, under Section 2(d)(i)(4) of the Agreement that is less than the amount or the number of Shares that Counterparty would have received from Dealer in the absence of such transfer or assignment; (III) Dealer shall cause the transferee or assignee to make such tax representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that events described in clauses (I) and (II) of this proviso will not occur upon or after such transfer or assignment; (IV) Dealer shall be responsible for all expenses, including reasonable documented out-of-pocket counsel fees, incurred by Counterparty in connection with such transfer or assignment; and (V) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment.

If at any time at which (A) the Section 13 Percentage exceeds 8.0% (B) the Option Equity Percentage exceeds 9.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), to the extent necessary so that no Excess Ownership Position exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Section 13 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act applies with respect to the Shares and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in good faith and in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(c)	Designation. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(d)	No Collateral. No collateral is required to be posted by Counterparty or Dealer, in respect of the Transaction.

(e)	Bankruptcy Code Provisions. Each of Dealer and Counterparty agrees and acknowledges that Dealer is one or more of a “swap participant” and/or “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and a “payment or transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 560 and 561 of the Bankruptcy Code.

(f)	Early Unwind. In the event the sale of the Firm Notes (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 5(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(g)	Amendments to Equity Definitions.

a.	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for the Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to the Issuer’s own operations.”;

b.	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(A)” after “means” in the first line thereof and replacing “(A)” and “(B)” in the third and fourth lines thereof with “(1)” and “(2)” respectively, (2) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, (3) inserting at the end of renumbered subsection (2) thereof the following wording, “or, under the laws of the Cayman Islands, any other jurisdiction or otherwise, any other impediment to or restriction on the transfer of any Share arises or becomes applicable including, without limitation, where (x) any transfer of a Share or alteration of the status of the members of the Issuer would be void unless a court of the Cayman Islands or any other jurisdiction orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s members, would be void” and (4) deleting the semi-colon at the end of renumbered subsection (2) thereof and inserting the following words therefor “or (B) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer (provided that the period for dismissal, discharge, stay or restraint therein shall be increased from “within 15 days” to “within 30 days)”;

c.	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section;

d.	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”;

e.	“Extraordinary Dividend” (as such term is used in the Equity Definitions) means any cash dividend on the Shares; and

f.	Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or e-mail” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(h)	Early Settlement.

a.	Dealer may, from time to time on or after the 30th day following the Trade Date, settle the Transaction early (“Early Settlement”), in whole or in part, by delivering a written notice to Counterparty on any Exchange Business Day (the “Notice Date”) specifying the portion of the Transaction to be settled early (the “Early Settled Portion”).

b.	With respect to any Early Settled Portion, Dealer shall provide written notice to Counterparty on the Notice Date, specifying in such notice the Averaging Date(s) (if any), the number of Options with respect to each such Averaging Date and the Valuation Date in respect of such Early Settlement.

c.	On the Settlement Date relating to the specified Valuation Date with respect to such Early Settled Portion, Dealer will deliver to Counterparty a number of Shares, which Shares shall be deemed to be surrendered by Dealer to Counterparty for no consideration in accordance with section 37B of the Companies Act (Revised) of the Cayman Islands, equal to the product of (x) the sum of the number of Options comprising such Early Settled Portion, multiplied by (y) the Option Entitlement, and will pay to Counterparty in cash the Fractional Share Amount, if any.

d.	Such delivery and any such payment will be made through the relevant Clearance System on the applicable settlement dates; provided that, for the avoidance of doubt, “Restricted Certificated Shares” above shall also apply with respect to Early Settlement.

(i)	Reserved.

(j)	Right to Extend. Dealer may postpone or extend, for as long as it is reasonably necessary, any Averaging Date, the Expiration Date, the Settlement Date or any other date of payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in the case of clause (i) below, in its commercially reasonable judgment or, in the case of clause (ii) below, based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date), or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures are generally applicable in similar situations and applied in a non-discriminatory manner); provided that no such Averaging Date, the Expiration Date, the Settlement Date or any other date of payment or delivery by Dealer may be postponed or added more than 80 Scheduled Trading Days after the original Expiration Date, Settlement Date or any other date of payment or delivery by Dealer, as the case maybe.

(k)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date; and

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(l)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of commercially reasonably hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement customary for a registered secondary offering of a similar size in respect of a similar issuer; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use commercially reasonable efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size in respect of a similar issuer, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.

(m)	Repurchase Notices. Counterparty shall, on or prior to the date that is one Scheduled Trading Day following any date on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 37.1 million (in the case of the first such notice) or (ii) thereafter more than 1.1 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from commercially reasonable hedging activities or cessation of commercially reasonable hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses (to the extent supported by invoices or other documentation setting forth in reasonable detail such expenses) incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder. In addition, Counterparty shall not have liability for any settlement of any such proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(n)	Reserved.

(o)	Termination Currency. USD

(p)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) except in the event (i) of an Insolvency, a Nationalization, a Bankruptcy Event of Default under Section 5(a)(vii) of the Agreement or a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) of a Merger Event or Tender Offer that is within Counterparty’s control, (iii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control, including any Event of Default resulting from a breach by Counterparty of its representations contained in paragraph (i) or (j) of the section “Additional Representations and Warranties of Counterparty” as of or immediately after the Trade Date or as of or immediately after the Premium Payment Date; provided that Counterparty shall have the right, in its sole discretion, to elect to require Dealer to satisfy any Payment Obligation in cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant Merger Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”) so long as Counterparty repeats the representations set forth in paragraph (i) of the section “Additional Representations and Warranties of Counterparty” as of the date of such election, provided further that Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to require Dealer to satisfy any Payment Obligation in cash. The following provisions shall apply for the Share Termination Alternative on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable. Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or as promptly as commercially reasonably practicable thereafter, the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its commercially reasonable discretion and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting, Tender Offer or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the consideration specified by Dealer in its sole discretion.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(q)	Office.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.

(r)	Notice. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(i)	to Counterparty:

WhiteFiber, Inc.

31 Hudson Yards, Floor 11, Suite 20

New York, NY 10001

Attention: [***]

Telephone: [***]

Email: [***]

(ii)	to Dealer:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attention: [***]

Telephone: [***]

Email: [***]

with a copy to:

Attention: [***]

Email: [***]

(Note that this is a group email address which may include one or more persons on the public side of Dealer. This group email address is only to be used for notifications sent to Dealer for this Transaction, this Confirmation and the Agreement.)

(s)	Calculation Agent. Dealer provided that, following the occurrence and during the continuance of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. The Calculation Agent shall make any adjustments, determinations or calculations in good faith and in a commercially reasonable manner.

(t)	WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(u)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(v)	Service of Process. Counterparty irrevocably appoints Sam Tabar, located at 31 Hudson Yards, Floor 11, Suite 30, New York, New York 10001, as its authorized agent upon which process may be served in any suit, action or proceeding relating to the Transaction, and agrees that service of process in any manner permitted by applicable law upon such agent shall be deemed in every respect effective service of process in any manner permitted by applicable law upon Counterparty in any such suit, action or proceeding. Counterparty further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of five and a half years from the date of this Confirmation. If for any reason such agent shall cease to be such agent for service of process, Counterparty shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to Dealer a copy of the new agent’s acceptance of that appointment within 10 days. Nothing herein shall affect the right of Dealer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Counterparty in any other court of competent jurisdiction.

(w)	Tax Matters.

(i)	Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Counterparty is classified as a corporation for the U.S. federal income tax purposes. No income received or to be received under the Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States. Counterparty is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations”), and it is a “foreign Person” as that term is used in Section 1.6041-4(a)(4) of the Regulations.

For the purpose of Section 3(f) of the Agreement, Dealer makes the following representation to Counterparty:

(A) each payment received or to be received by Dealer in connection with the Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) Dealer is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(ii)	Tax Documentation. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-8BEN-E (or successor thereto) and Dealer agrees to deliver to Counterparty a U.S. Internal Revenue Service Form W-8ECI (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect, and (iii) reasonable request of the other party.

(x)	Taxes, Foreign Account Tax Compliance Act and HIRE Act. Counterparty is classified as a corporation for the U.S. federal income tax purposes. No income received or to be received under the Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States. Counterparty is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations”), and it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations. The term “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc. and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to the Agreement as if the parties had adhered to the 871(m) Protocol as of the Trade Date. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol. Each of Dealer and Counterparty shall provide to the other party tax forms and documents required to be delivered pursuant to Sections 1471(b) or Section 1472(b)(1) of the Code promptly upon request by the other party and any other tax forms and documents they are legally able to provide that are reasonably requested by the other party.

(y)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(z)	Risk Disclosure Statement. Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(aa)	Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(bb)	Cares Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that it has not applied for, and prior to the termination or settlement of this Transaction shall not receive Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that the Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty.

(cc)	Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(dd)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(ee)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through the Agent.

(ff)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(gg)	EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 17 December 2020 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:

(i) Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.

(ii) Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(iii)	The Local Business Days for such purposes in relation to Dealer and Counterparty is New York.

(iv)	The following are the applicable email addresses.

Portfolio Data:	Dealer: [***]

Counterparty:	[***]

Notice of discrepancy:	Dealer: [***]

Counterparty:	[***]

Dispute Notice:	Dealer: [***]

Counterparty:	[***]

(hh)	NFC Representation. Counterparty represents and warrants to Dealer (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while any “Transaction” under any Confirmation under the Agreement remains outstanding, unless the Counterparty notifies the Dealer promptly otherwise of any change in its status from that represented) that:

(i)	it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (i) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (ii) a non-financial counterparty (as defined in EMIR as it forms part of ‘retained EU law’ (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and

(ii)	as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months would classify the entity as exceeding the “clearing” threshold, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the United Kingdom.

(ii)	Bail-in Protocol. The parties agree that the provisions set out in the attachment (the “Attachment”) to the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) are incorporated into and form part of the Agreement, provided that the definition of “UK Bail-in Power” in the Attachment shall be deleted and replaced with the following definition:

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

The Agreement shall be deemed a “Protocol Covered Agreement” for the purposes of the Attachment and the Implementation Date for the purposes of the Attachment shall be deemed to be the date of this Confirmation. In the event of any inconsistencies between the Attachment and the other provisions of the Agreement, the Attachment will prevail.

(jj)	Contractual Recognition of UK Stay Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the 2020 UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by the International Swaps and Derivatives Association, Inc. on 22 December 2020, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be the date of this Confirmation.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours sincerely,

BARCLAYS BANK PLC

By:
Name:
Title:

[Signature Page to Zero-Strike Call]

Agreed and Accepted,

WHITEFIBER, INC.

By:
Name:
Title:

[Signature Page to Zero-Strike Call]